Exhibit 3.1

AMENDMENT TO THE AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION OF
FORUM MERGER II CORPORATION

September 30, 2020

The undersigned, being a duly authorized officer of Forum Merger II Corporation (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is “Forum Merger II Corporation”.

2.	The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 4, 2018 (the “Original Certificate”). An amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on August 2, 2018. Amendments to the Amended and Restated Certificate were filed with the State of Delaware on February 7, 2020 and June 8, 2020 (as amended, the “Amended and Restated Certificate”).

3.	This Amendment to the Amended and Restated Certificate (this “Amendment”) amends the Amended and Restated Certificate.

4.	This Amendment was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

5.	This Amendment shall become effective on the date of filing with the Secretary of State of the State of Delaware.

6.	The text of Section 9.1(b) of Article IX of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ overallotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-l, as initially filed with the U.S. Securities and Exchange Commission on July 6, 2018, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by October 30, 2020 and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

7.	The text of Section 9.2(d) of Section IX of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination by October 30, 2020, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

8.	The text of Section 9.7 of Article IX of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“Section 9.7. Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by October 30, 2020 or to provide for redemption in connection with an initial business combination, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

[Signature Page Follows]

IN WITNESS WHEREOF, Forum Merger II Corporation has caused this Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

FORUM MERGER II CORPORATION

By:	/s/ David Boris
	Name:	David Boris
	Title:	Co-Chief Executive Officer

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